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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of
CKS Group, Inc.:



        We consent to the incorporation by reference in the registration statements (Nos. 333-3412 and 333-18085) on Forms S-3 and S-8 of CKS Group, Inc. of our report dated November 4, 1996, except as to Note 9 which is as of December 30, 1996, with respect to the balance sheets of Donovan & Green, Inc. as of December 31, 1994 and 1995, and the related statements of operations and retained earnings and cash flows for the years then ended, which report appears in the report on Form 8-K of CKS Group, Inc., dated January 3, 1997.


                                          /s/ ROBBINS, SPIELMAN, KOENINGSBERG &
                                          PARKER LLP


New York, New York
January 16, 1997